Page 1
   LU10201                                                       (2/03)
Allstate Life
Insurance Company
A Stock Company

Home Office: 3100 Sanders Road, Northbrook, Illinois  60062-7154


Registered Single Premium Deferred Annuity Certificate

This Certificate is issued according to the terms of Master Policy Number 64895023 issued by Allstate Life Insurance Company to the Trustee of the Allstate Life Financial Services Group Insurance Trust. The Trustee of the Allstate Life Financial Services Group Insurance Trust is called the Master Policyholder. This Certificate is issued in the State of Illinois and is governed by Illinois law.

This Certificate is issued to the Owner in consideration of the purchase payment. Allstate Life Insurance Company ("Allstate Life") will pay the benefits of this Certificate, subject to its terms and conditions.

Throughout this Certificate, "you" and "your" refer to the Owner(s) of this Certificate. "We", "us" and "our" refer to Allstate Life Insurance Company.

Certificate Summary
This single premium deferred annuity provides a cash withdrawal benefit and a death benefit during the Accumulation Phase, and periodic income payments beginning on the Payout Start Date during the Payout Phase.

The withdrawal benefit may be subject to a Market Value Adjustment which may result in an upward or downward adjustment of the amount distributed.

This Certificate does not pay dividends.

The tax status of this Certificate as it applies to the Owner should be reviewed each year.

PLEASE READ YOUR CERTIFICATE CAREFULLY.

This is a legal Contract between the Owner(s) of this Certificate and Allstate Life Insurance Company.

Trial Examination Period
Upon written request, we will provide you with factual information regarding the benefits and provisions contained in this Certificate. If you are not satisfied with this Certificate for any reason, you may cancel it by written notification within 20 days after you receive it. We will refund the purchase payment less any withdrawals to you.



[GRAPHIC OMITTED][GRAPHIC OMITTED]    [GRAPHIC OMITTED][GRAPHIC OMITTED]




                         Single Premium Deferred Annuity


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                                     Page 5
   Contract Development                                   SPDA
-------------------------------------------------------------------------

TABLE OF CONTENTS
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THE PERSONS INVOLVED...................................................3

ACCUMULATION PHASE.....................................................4

PAYOUT PHASE..........................................................10

INCOME PAYMENT TABLES.................................................11

GENERAL PROVISIONS....................................................12






 ------------------------------------------------------------------------

 ANNUITY DATA PAGE
 ------------------------------------------------------------------------


Contract Number:...............................................444444444

Issue Date:............................................November 15, 2000
Payout Start Date:.....................................November 15, 2055

Owner:..........................................................John Doe

Annuitant:......................................................John Doe
      Age at Issue:...................................................35
      Sex:..........................................................Male

Primary Beneficiary:............................................Jane Doe
      Relationship to Owner:........................................Wife
      Percentage:...................................................100%

Contingent Beneficiary:........................................Susan Doe
      Relationship to Owner:....................................Daughter
      Percentage:...................................................100%


Purchase Payment:.............................................$10,000.00
Tax Qualification:...................................................IRA


Initial Guarantee Period Account:................................5 years
      Annualized Effective Interest Rate:......................... 5.30%
      Treasury Rate at Issue:......................................5.50%
      Treasury Participation Rate::.................................100%



If you have any questions about your Allstate Life Insurance Company annuity, please contact Allstate Life at (800) 203-0068.


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THE PERSONS INVOLVED
-------------------------------------------------------------------------


Owner The person named at the time of application is the Owner of this Contract unless subsequently changed. As Owner, you will receive any periodic income payments, unless you have directed us to pay them to someone else. This Contract cannot be jointly owned by both a non-living person and a living person. If the Owner is a trust, the Owner will be considered a non-living person.

You may exercise all the rights stated in this Contract, subject to the rights of any irrevocable Beneficiary.

You may change the Owner at any time by written request in a form satisfactory to us. Each change is subject to any payment we make or other action we take before we accept it. If we accept a change, the change will take effect on the date you signed the request.

You may not assign an interest in this Contract as collateral or security for a loan. However, you may assign periodic income payments under this Contract before the Payout Start Date. We are bound by an assignment only if it is signed by you and filed with us. We are not responsible for the validity of an assignment.

If more than one person is designated as Owner:

o Owner as used in this Contract refers to all people named as Owners, unless otherwise indicated;

o    any request to exercise ownership rights must be signed by all Owners;

o on the death of any person who is an Owner, the surviving person(s) named as Owner(s) will continue as Owner(s), as described in the Death of Owner section; and

o if any Owner is a non-living person, when the Annuitant dies, the Death of Annuitant section will apply.


Annuitant The Annuitant is the person named on the Annuity Data Page. The Annuitant must be a living person. If the Owner is a living person, the Owner may change the Annuitant before the Payout Start Date by written request in a form satisfactory to us. Once we accept a change, it takes effect on the date you signed the request. Each change is subject to any payment we make or other action we take before we accept it.


Beneficiary The two classes of Beneficiaries are Primary Beneficiaries and Contingent Beneficiaries. Primary Beneficiaries and Contingent Beneficiaries are individually and collectively referred to herein as "Beneficiaries".

The Primary Beneficiary is the person(s) named on the Annuity Data Page unless later changed by the Owner. The Primary Beneficiary is the Beneficiary(ies) who is first entitled to receive benefits under this Contract upon the death of the sole surviving Owner.

The Contingent Beneficiary is the person(s) named on the Annuity Data Page unless later changed by the Owner. The Contingent Beneficiary is entitled to receive benefits under the Contract upon the death of the sole surviving Owner, when all Primary Beneficiary(ies) predecease the sole surviving Owner.

You may change or add Beneficiaries at any time by written request in a form satisfactory to us, unless you have designated an irrevocable Beneficiary. Once we accept a request, the change will take effect on the date you signed the request. Any change is subject to any payment we make or other action we take before we accept the change.

If no named Beneficiary is living when the sole surviving Owner dies, or if a Beneficiary has not been named, the new Beneficiary will be:

                                     Page 15
   LU10202                                                       (2/03)
      your spouse, or if he or she is no longer living,
      ii. your surviving children equally, or if you have no surviving children,
      iii.      your estate.

For purposes of this Contract, children are natural children and adopted children only.

Unless you have provided written directions to the contrary, in a form satisfactory to us, the Beneficiaries will take equal shares. If there is more than one Beneficiary in a class and one of the Beneficiaries predeceases the Owner, the deceased Beneficiary's entire share will be divided among the remaining Beneficiaries in that class in proportion to the remaining Beneficiaries' original shares.

Survivor Clause
For purposes of this Contract, in determining whether a living person, including an Owner, Primary Beneficiary, Contingent Beneficiary, or Annuitant ("Living Person A") has survived another living person, including an Owner, Primary Beneficiary, Contingent Beneficiary, or Annuitant ("Living Person B"), Living Person A must survive Living Person B by at least 24 hours. Otherwise, Living Person A will be conclusively deemed to have predeceased Living Person B.



-------------------------------------------------------------------------

ACCUMULATION PHASE
-------------------------------------------------------------------------


Accumulation Phase The "Accumulation Phase" is the first of the two phases of this Contract. The Accumulation Phase begins on the Issue Date stated on the Annuity Data Page. This phase will continue until the Payout Start Date unless the Contract is terminated before that date.


Contract Year A "Contract Year" is the 365 day period (366 days for a leap year) beginning on the Issue Date and on each anniversary of the Issue Date ("Contract Anniversary").


Window Period A "Window Period" is the 45 day period following the expiration of the term of a Guarantee Period Account.


Purchase Payment The amount of the purchase payment is shown on the Annuity Data Page. We reserve the right to limit the amount of the purchase payment we will accept to a minimum of $10,000 and a maximum of $1,000,000, without prior approval. No additional purchase payments may be made to the Contract at any time.


Guarantee Period We will offer a term length of 5 years for your Guarantee Period Account. A new Guarantee Period begins each time a new Guarantee Period Account is established.


Guarantee Period Account A Guarantee Period Account is established when:

o    you make the purchase payment; or

o the Contract Value of an expiring Guarantee Period Account is applied to establish a new Guarantee Period Account.

Each Guarantee Period Account is identified by the date the Guarantee Period Account was established.

Upon the expiration of the Guarantee Period Account, we will mail you a notice outlining the options available to you for the expiring Account. During the Window Period, you may:

o apply the Contract Value to a new Guarantee Period Account to be automatically established on the day immediately following the expiration date of the expiring Guarantee Period Account ("New Account Start Date") at the annualized effective interest rate declared by us for the new Guarantee Period Account; or

o withdraw all or a portion of the Contract Value without a Withdrawal Charge or Market Value Adjustment.

If we do not receive notification from you within the Window Period, you will be deemed to have elected to apply the Contract Value of the expiring Guarantee Period Account to establish a new Guarantee Period Account and the amount in the new Guarantee Period Account will continue to earn interest at the annualized effective interest rate declared for the new Guarantee Period Account.

If we receive notification of your election to make a withdrawal from an expiring Guarantee Period Account:

o on or before the New Account Start Date, the withdrawal will be deemed to have occurred on the New Account Start Date.

o after the New Account Start Date, but before the expiration of the Window Period,

o    the withdrawal will be made on the day we process your withdrawal  request;
     and

o the amount withdrawn will earn interest, at the annualized effective interest rate declared for such account, for the period beginning on the New Account Start Date and ending on the day the withdrawal is processed. Any remaining balance not withdrawn will earn interest for the term of the new Guarantee Period Account, at the annualized effective interest rate declared for such account.


Contract Value The "Contract Value" is equal to the amount of the purchase payment applied to a Guarantee Period Account;

o plus credited interest and any Interest Enhancements to the Guarantee Period Account;

o less any withdrawals of purchase payments and/or interest from the Guarantee Period Account; and

o if any withdrawal is a Net Withdrawal, as defined in the Withdrawal section below,

o any applicable Withdrawal Charge and taxes imposed for such withdrawal will also be deducted from the Guarantee Period Account; and

o    the withdrawal will be subject to a Market Value Adjustment.



Treasury Rate As used in this Contract, the "Treasury Rate" is the U.S. Treasury Constant Maturity 5 Year yield as most recently available to us in Federal Reserve Bulletin Release H.15. If such yield ceases to be available in Federal Reserve Bulletin H.15, then we will use an alternate source for such information at our discretion. In addition, if the calculation of the U.S. Treasury Constant Maturity 5 Year yield is changed substantially or is eliminated, then we will use an alternate yield at our discretion. The Treasury Rate effective for the initial Guarantee Period Account is shown on the Annuity Data Page.

Market Value Adjustment Withdrawals from a Guarantee Period Account will be subject to a Market Value Adjustment, as set forth below.

A Market Value Adjustment is an increase or decrease in the amount withdrawn reflecting changes in the level of interest rates since the Guarantee Period Account was established. The Market Value Adjustment is based on the following:

      I = the Treasury Rate for the week preceding the establishment of the Guarantee Period Account;

      J = the Treasury Rate for the week preceding our receipt of your withdrawal request; and

      N = the number of whole and partial years from the date we receive your request until the end of the relevant Guarantee Period.

An adjustment factor is determined from the following formula:

                          .9 x {I - (J + .0025)} x N

The Market Value Adjustment equals the adjustment factor multiplied by the amount withdrawn from a Guarantee Period Account that exceeds the Free Withdrawal Amount for that account.

Any Market Value Adjustment will be waived on the withdrawals taken during the Window Period following the end of a Guarantee Period.

Any Market Value Adjustment will be waived on withdrawals taken to satisfy IRS minimum distribution rules but only to the extent the Free Withdrawal Amount has been depleted. The waiver of any Market Value Adjustment under this section is permitted only for withdrawals that satisfy required distributions resulting solely from this Contract.


Crediting Interest Interest will be credited daily at a rate which compounds over one year to the annualized effective interest rate we declared when the purchase payment was applied to the Guarantee Period Account. We will credit interest to the purchase payment from the Issue Date at the Annualized Effective Interest Rate shown on the Annuity Data Page. We will credit interest to a renewed Guarantee Period Account from the New Account Start Date at the annualized effective interest rate declared by us at our discretion. We reserve the right to vary the annualized effective interest rate we credit based upon the Contract Value on the New Account Start Date of the applicable Guarantee Period Account.


Interest Enhancement An Interest Enhancement is the amount of positive change in the Treasury Rate on a Contract Anniversary from the Treasury Rate on the date the Guarantee Period Account was established. The Interest Enhancement for the following Contract Year is based on the following:

      TRA =the Treasury Rate on the Contract Anniversary

      TRE =the Treasury Rate on the date the Guarantee Period Account was established

      TPR =the Treasury Participation Rate, described below

The Interest Enhancement is determined from the following formula:

                          (TRA - TRE) x TPR

If the Interest Enhancement is positive, then the Interest Enhancement will be added to the Annualized Effective Interest Rate for the following Contract Year. If the Interest Enhancement is not positive, then the interest Enhancement will equal 0%.

An Interest Enhancement will not apply during the first year of a Guarantee Period Account.

Treasury Participation Rate The Treasury Participation Rate is the percentage of the change in the Treasury Rate used to calculate the Interest Enhancement for a Contract Year. The Treasury Participation Rate for a Guarantee Period Account will remain the same throughout the term length of that Guarantee Period Account. The Treasury Participation Rate for the initial Guarantee Period Account is shown on your Annuity Data Page. We reserve the right to change the Treasury Participation Rate for a renewed Guarantee Period Account.


Withdrawal You have the right, subject to the restrictions and charges described in this Contract, to withdraw part or all of your Contract Value at any time during the Accumulation Phase. A withdrawal must be at least $250. If any withdrawal reduces the Contract Value to less than $10,000, we may treat the request as a withdrawal of the entire Contract Value. If you withdraw the entire Contract Value, this Contract will terminate.

 Withdrawals are subject to deductions for applicable Withdrawal Charges and taxes. They are also subject to Market Value Adjustments. When you make a withdrawal, you must specify whether you choose to make a Gross Withdrawal or a Net Withdrawal. Under a Gross Withdrawal, the deductions are made to the amount of your withdrawal request ("Withdrawal Request Amount"). Under a Net Withdrawal, you receive the full Withdrawal Request Amount; however, the deductions are made to the Contract Value based upon an adjusted Withdrawal Request Amount ("Adjusted Withdrawal Request Amount") that, after deductions, results in the full Withdrawal Request Amount. If you do not specify which of these options you choose, your withdrawal will be deemed to be a Gross Withdrawal.


 Free Withdrawal Amount The Free Withdrawal Amount in a Contract Year is equal to 10% of the Contract Value immediately before you make the first withdrawal in that Contract Year.

 During each Contract Year you may withdraw the Free Withdrawal Amount without incurring a Withdrawal Charge or Market Value Adjustment; however, the amount withdrawn may be subject to any applicable taxes. If you do not withdraw the entire Free Withdrawal Amount during a Contract Year, any remainder is not carried forward to increase the Free Withdrawal Amount in a subsequent Contract Year. The Free Withdrawal Amount is only available during the Accumulation Phase of the Contract.

 The Free Withdrawal Amount will be reduced by (i) the Withdrawal Request Amount for each Gross Withdrawal; or by (ii) the Adjusted Withdrawal Request Amount for each Net Withdrawal.


 Withdrawal Charge A Withdrawal Charge may be assessed on certain withdrawals from the Contract.

 Withdrawals during the Accumulation Phase that exceed the Free Withdrawal Amount will be subject to a Withdrawal Charge as follows:

 Contract Year:      1    2     3    4    5    6    7    8    9     10  11+

 Withdrawal Charge
 Percentage:         9%   8%    8%   7%   6%   5%   4%   3%   2%    1%  0%


 The Withdrawal Charge is determined by multiplying the Withdrawal Charge Percentage corresponding to the Contract Year in the table above by the amount of each Withdrawal Request Amount (for a Gross Withdrawal) or Adjusted Withdrawal Request Amount (for a Net Withdrawal) that exceeds the Free Withdrawal Amount.

 Withdrawals taken to satisfy IRS minimum distribution rules will reduce the Free Withdrawal Amount for the Contract Year in which the withdrawals are made. Any Withdrawal Charge will be waived on withdrawals taken to satisfy IRS minimum distribution rules but only to the extent the Free Withdrawal Amount has been depleted. The waiver of Withdrawal Charge under this section is permitted only for withdrawals that satisfy required distributions resulting solely from this Contract.

Subject to any such waiver of Withdrawal Charges, any withdrawals taken to satisfy IRS minimum distribution rules will reduce the Free Withdrawal Amount by
(i) the Withdrawal Request Amount, if such withdrawal is a Gross Withdrawal; or
(ii) the Adjusted Withdrawal Request Amount, if such withdrawal is a Net Withdrawal.


Taxes Any premium tax relating to this Contract may be deducted from the purchase payment or the Contract Value when the tax is incurred or at a later time.


Death of Owner If you die before the Payout Start Date, the new Owner will be the surviving Owner. If there is no surviving Owner, the new Owner will be the Beneficiary(ies) as described in the Beneficiary section.

If there is more than one new Owner taking a share of the Death Proceeds, described in the Death Proceeds section, each new Owner will be treated as a separate and independent Owner of his or her respective share of the Death Proceeds. Each new Owner will exercise all rights related to his or her share of the Death Proceeds, including the sole right to elect one of the Option(s) below for his or her respective share. Each new Owner may designate a Beneficiary(ies) for his or her respective share, but that designated Beneficiary(ies) will be restricted to the Option chosen by the original new Owner.

The Options available to the new Owner will be determined by the applicable following Category in which the new Owner is defined. An Option will be deemed to have been chosen on the day we receive written notification in a form satisfactory to us.

Category 1. If your spouse is the sole new Owner of the entire Contract, the Contract will continue in the Accumulation Phase, unless your spouse chooses from Options A, B or C, described below.

           If you were also the Annuitant, then your spouse will be the new Annuitant, unless he or she names a new Annuitant, as described in the Annuitant section. Your spouse may make a single withdrawal of any amount within one year of the date of your death without incurring a Withdrawal Charge; however, the amount withdrawn may be subject to a Market Value Adjustment.

Category 2. If the new Owner is a living person who is not your spouse, or if there are multiple living new Owners, the new Owner(s) must (each) choose from Options A, B or C, described below. If a new Owner does not choose one of these Options, Option A will apply for such new Owner.

Category 3. If the new Owner is a corporation, trust or other non-living person, the new Owner must choose between Options A or C, described below. If the new Owner does not choose either of these Options, Option A will apply.

The following Death of Owner Options are available, as applicable:

Option A. The new Owner may receive the Contract Value payable within 5 years of the date of your death. Withdrawal Charges will be waived for any withdrawals made during this 5 year period; however, the amount withdrawn may be subject to a Market Value Adjustment.

           If the new Owner dies before the end of the 5 year period and before the complete liquidation of the Contract Value, then the new Owner's Beneficiary(ies) will receive the remaining Contract Value. This amount must be fully withdrawn within 5 years of the date of your death.


Option B. The new Owner may elect, within 11 months of the date of your death, to receive the Death Proceeds paid out under one of the Income Plans described in the Payout Phase section, subject to the following conditions:

           Income payments must begin within one year of your date of death. Income payments must be payable:

o    over the life of the new Owner; or

           ii. for a guaranteed payment period of at least 5 years, but not to exceed the life expectancy of the new Owner; or
           iii. over the life of the new Owner with a guaranteed payment period of at least 5 years, but not to exceed the life expectancy of the new Owner.

Option C. The new Owner may elect to receive the Death Proceeds in a lump sum.


All ownership rights subject to the conditions stated in this section or any restrictions previously placed upon the Beneficiary, are available to the new Owner from the date of your death until the date on which the Death Proceeds are paid.

No additional purchase payments may be added to the Contract after we have received the first complete request for settlement of the Death Proceeds from any Owner.

We reserve the right to offer additional Death of Owner Options.

If the Owner dies after the Payout Start Date, refer to the Payout Phase section of this Contract.


Death of Annuitant If the Annuitant who is also the Owner dies before the Payout Start Date, the Death of Owner section above applies.

If the Annuitant who is not also the Owner dies before the Payout Start Date, the Options available to the Owner will be determined by the applicable following Category in which the Owner is defined.

Category 1. If the Owner is a living person, the Contract will continue in the Accumulation Phase with a new Annuitant.

           The new Annuitant will be:

o     a person  you  name by  written  request,  subject  to the  conditions
      described  in  the  Annuitant   section  of  this  Contract;
      otherwise,
o     the youngest Owner; otherwise,
o     the youngest Beneficiary.

Category 2. If the Owner is a corporation, trust or other non-living person, the Owner must receive the Contract Value payable within 5 years of the Annuitant's date of death.

           Withdrawal Charges will be waived for any withdrawals made during this 5 year period; however, the amount withdrawn may be subject to a Market Value Adjustment.

           All ownership rights, subject to the conditions stated in this section, are available to the Owner from the date of the Annuitant's death until the date on which the Death Proceeds are paid.

           No additional purchase payments may be added to the Contract after we have received the first complete request for settlement of the Death Proceeds from any Owner.

We reserve the right to offer additional Death of Annuitant Options.

If the Annuitant dies after the Payout Start Date, refer to the Payout Phase section of this Contract.


Death Proceeds Before the Payout Start Date, the Death Proceeds are equal to the Contract Value. The value of the Death Proceeds is calculated on the date we receive the first complete request for settlement from any Owner. A complete request must include due proof of death.

-------------------------------------------------------------------------

PAYOUT PHASE
-------------------------------------------------------------------------


 Payout Phase The "Payout Phase" is the second of the two phases of this Contract. The Payout Phase begins on the Payout Start Date. It continues until we make the last payment as provided by the Income Plan chosen.


 Payout Start Date The "Payout Start Date" is the date the Contract Value less any applicable taxes is applied to an Income Plan. The anticipated Payout Start Date is shown on the Annuity Data Page. You may change the Payout Start Date by writing to us at least 30 days before the new Payout Start Date.

 The Payout Start Date must be at least 30 days after the Issue Date, and occur on or before the later of:

 o  the Annuitant's 90th birthday; or

 o  the 10th Contract Anniversary.


 Income Plans An "Income Plan" is a series of payments made on a scheduled basis to you or to another person designated by you. You may choose only one Income Plan. The "Guaranteed Payment Period" is the period of time over which income payments are guaranteed to be made. The Contract Value on the Payout Start Date less any applicable taxes, will be applied to your Income Plan choice from the following list.

 Income Plan 1 - Life Income with Guaranteed Payment Period. We will make payments for as long as the Annuitant lives, or until the end of the Guaranteed Payment Period, if longer. The Guaranteed Payment Period may range from 0 to 360 months. If the Annuitant is age 90 or older on the Payout Start Date, the Guaranteed Payment Period may range from 60 to 360 months.

 Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payment Period. We will make payments for as long as either the Annuitant or joint Annuitant, named at the time of Income Plan selection, lives, or until the end of the Guaranteed Payment Period, if longer. The Guaranteed Payment Period may range from 0 to 360 months. If either the Annuitant or joint Annuitant is age 90 or older on the Payout Start Date, the Guaranteed Payment Period may range from 60 to 360 months.

 Income Plan 3 - Guaranteed Payment Period. We will make payments for a Guaranteed Payment Period. These payments do not depend on the Annuitant's life. The minimum Guaranteed Payment Period is 60 months (120 months if the Payout Start Date occurs before the third Contract Anniversary). The maximum Guaranteed Payment Period is 360 months or the number of full months between the Payout Start Date and the date that the Annuitant reaches age 100, if greater. In no event may the Guaranteed Payment Period exceed 600 months.

 We reserve the right to make available other Income Plans.


 Payout Terms and Conditions. The income payments are subject to the following terms and conditions:

 o If the Contract Value is less than $3,000 when it is applied to the Income Plan you choose, or if the Contract Value is not enough to provide an initial payment of at least $20 when it is applied to the Income Plan you choose, we reserve the right to:

    o    change the payment frequency to make the payment at least $20; or

    o terminate the Contract and pay you the Contract Value less any applicable taxes in a lump sum.

 o If we do not receive a written selection of an Income Plan from you at least 30 days before the Payout Start Date, the Income Plan will be deemed to be Life Income with a Guaranteed Payment Period of 120 months.

o If you choose an Income Plan which depends on any person's life, we may require:

    o    proof of age and sex before income payments begin; and

    o proof that the Annuitant or joint Annuitant is still alive before we make each payment.

o    After the Payout Start Date;

     o    a new Income Plan may not be selected;

     o    amounts may not be reallocated to a different Income Plan;

     o    the Income Plan cannot be changed;

     o    withdrawals cannot be made; and

     o    the Annuitant may not be changed.

o If any Owner dies during the Payout Phase, the new Owner will be the surviving Owner. If there is no surviving Owner, the new Owner will be the Beneficiay(ies) as described in the Beneficiary section. Any remaining income payments will be paid to the new Owner as scheduled.



 -------------------------------------------------------------------------

 INCOME PAYMENT TABLES
 -------------------------------------------------------------------------

The Income Payment Tables shown below contain monthly income payment factors per $1,000 applied, which were calculated using the Annuity 2000 Mortality Tables and an annualized effective interest rate of 3%. For ages, Guaranteed Payment Periods, combinations of sex, payment frequencies and annualized effective interest rates not shown in these examples, income payment factors will be calculated on a basis consistent with the factors shown. The adjusted age of the Annuitant is used to determine the appropriate monthly income payment factor to apply for the selected Income Plan. The adjusted age is the actual age of the Annuitant(s) on the Payout Start Date, reduced by one year for each six full calendar years between January 1, 2000 and the Payout Start Date.


Income Plan 1 - Life Income with Guaranteed Payment Period for 120 Months

 =========================================================================

   Monthly Income Payment for each $1,000 Applied to this Income Plan
 -------------------------------------------------------------------------
 -------------------------------------------------------------------------

 Annuitant's             Annuitant's             Annuitant's
  Adjusted    Male       Adjusted    Male        Adjusted    Male
     Age    Female          Age    Female           Age    Female
 -------------------------------------------------------------------------
 -------------------------------------------------------------------------

        35    $3.34             49   $3.99              63   $5.23
        36    $3.22             50   $3.76              64   $4.84
        37                      51    4.05              65    5.35
        38     3.38             52    3.81              66    4.95
        39     3.24             53    4.11              67    5.49
        40                      54    3.87              68    5.07
        41     3.41             55    4.18              69    5.62
        42     3.27             56    3.93              70    5.20
        43                      57    4.26              71    5.77
        44     3.45             58    3.99              72    5.33
        45     3.30             59    4.33              73    5.92
        46                      60    4.06              74    5.47
        47     3.49             61    4.41              75    6.07
        48     3.34             62    4.13                    5.62
                                       4.50                   6.23
            3.53                       4.20                   5.78
            3.37                       4.58                   6.39     5.94
                                       4.28                   6.56
            3.57                       4.68                   6.11
            3.41                       4.36                   6.73
                                       4.78                   6.29
            3.62                       4.45                   6.90
            3.44                       4.88                   6.48
                                       4.54                   7.08
            3.66                       4.99                   6.67
            3.48                       4.63
                                       5.11
            3.71                       4.73
            3.52

            3.76
            3.57

            3.81
            3.61

            3.87
            3.66

            3.93
            3.71
 =========================================================================

Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payment Period for 120 Months

 ==========================================================================

    Monthly Income Payment for each $1,000 Applied to this Income Plan
 --------------------------------------------------------------------------
 --------------------------------------------------------------------------

             Female Annuitant's Adjusted Age
 --------------------------------------------------------------------------
 --------------------------------------------------------------------------

    Male
 Annuitant's    35    40  45      50    55      60     65             75
  Adjusted                                                 70
     Age
 --------------------------------------------------------------------------
 --------------------------------------------------------------------------

     35      $3.06 $3.12 $3.17  $3.22 $3.26  $3.28  $3.31  $3.32  $3.33
     40                    3.26         3.38   3.43   3.46   3.49   3.51
     45      3.10  3.18    3.33 3.32    3.52   3.59   3.65   3.69   3.72
     50                    3.40         3.65   3.76   3.86   3.93   3.98
     55      3.13  3.23    3.45 3.43    3.77   3.94   4.08   4.20   4.29
     60                    3.49         3.88          4.31   4.51   4.66
     65      3.16  3.27    3.52 3.53    3.97 4.10     4.54   4.83   5.08
     70                    3.54         4.03 4.24     4.73   5.13   5.52
     75      3.18  3.30    3.55 3.61    4.07   4.36   4.87   5.38   5.92
                                               4.44
             3.19  3.33         3.68

             3.20  3.34         3.73

             3.21  3.35         3.76

             3.21  3.36         3.78
 ==========================================================================


Income Plan 3 - Guaranteed Payment Period

 =================== ===========================

                     Monthly Income Payment
     Specified       for each
 Period              $1,000 Applied to this
                     Income Plan
 ------------------- ---------------------------
 ------------------- ---------------------------

         10 Years                      $9.61
         11 Years                       8.86
         12 Years                       8.24
         13 Years                       7.71
         14 Years                       7.26
         15 Years                       6.87
         16 Years                       6.53
         17 Years                       6.23
         18 Years                       5.96
         19 Years                       5.73
         20 Years                       5.51
 =================== ===========================



 -------------------------------------------------------------------------

 GENERAL PROVISIONS
 -------------------------------------------------------------------------


The Entire Contract The entire contract consists of this Contract, any written applications, the annuity data page and any Contract endorsements and riders.

All statements made in written applications are representations and not warranties. No statement will be used by us in defense of a claim or to void the Contract unless it is included in a written application. If your Contract is voided, you will receive any purchase payments less any withdrawals, excluding accrued interest.

Unless otherwise specified, all references in this Contract to days, months or years shall mean calendar days, months or years.

Only our officers are authorized to change the Contract or waive a right or requirement of the Contract. No other individual is authorized to do this.

We may not modify this Contract without your signed consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law, or as otherwise permitted by the terms of this Contract.


Incontestability Except as provided in the Entire Contract section above, this Contract will be incontestable after it has been in force during your lifetime for a period of two years from the Issue Date.


Misstatement of Age or Sex If any age or sex has been misstated, we will pay the amounts which would have been paid at the correct age and sex.

If we find the misstatement of age or sex after the income payments begin, we will:

# pay all amounts underpaid including interest calculated at an effective annual rate of 6%; or

# stop payments until the total income payments made are equal to the total amounts that would have been made if the correct age and sex had been used.


Annual Statement At least once a year, before the Payout Start Date, we will send a statement to you at the last known address we have for you in our records reporting Contract Values. The effective date of the information in the annual statement will not be more than two months before the date of the mailing. We will provide you with Contract Value information at any time upon your request. The information presented will comply with any applicable law.


Settlements We must receive due proof of death of the Owner or due proof of death of the Annuitant before the settlement of a death claim.

Any full withdrawal or payment of Death Proceeds under this Contract will not be less than the minimum benefits required by any statute of the state in which the Contract is delivered.


Deferment of Payments We reserve the right to postpone payments for up to six months. If we elect to postpone payments for 30 days or more, we will pay interest as required by applicable law. Any such interest will be payable from the date the payment request is received by us to the date the payment is made.

ALLSTATE
APPLICATION FOR THE ALLSTATE REGISTERED TREASURY-LINKED ANNUITY
Issued by: Allstate Life Insurance Company
P.O. Box 94620
Palatine, Illinois 60094-4260  800-203-0068
Make check payable to: Allstate Life Insurance Company
------------------------------------------------------------------------------
1.      Owner(s)
If the owner is a trust or other non-living entity, it is a surviving owner and will receive any death benefit due regardless of any beneficiaries designated on the contract.

Name ___________________________ // M  // F  Birthdate ___/__/____
Address ________________________  Soc.Sec. No./TIN ____-____-____
City _____________ State _____ Zip ____ Owner(s) Phone ____-____-____

Name ___________________________ // M  // F  Birthdate ___/__/____
Address ________________________  Soc.Sec. No./TIN ____-____-____
City _____________ State _____ Zip ____ Owner(s) Phone ____-____-____

Are the Owner(s), Annuitant and Beneficiary(ies) U.S. Citizens? // Yes // No If No, provide name and country of each (use "Special Instructions" below).
-------------------------------------------------------------------------------
2.      Owner Type

// Individual   // Non Grantor Trust  // Corporate/Association
// Tax Exempt/NonProfit Organization  // Minor  // Partnership
// Grantor Trust  // Custodial Account  // Qualified Plan/Type ____________
-------------------------------------------------------------------------------
3.      Annuitant
Leave blank if Annuitant is the same as sole Owner; otherwise complete.

Name ___________________________ // M  // F  Birthdate ___/__/____
Address ________________________  Soc.Sec. No./TIN ____-____-____
City _____________ State _____ Zip ____
-------------------------------------------------------------------------------
4.      Beneficiary(ies)
Include additional beneficiary information under Special Instructions.

Primary _______________________ Relationship to Owner ______________________
Soc. Sec. No./TIN ____-____-____ Birthdate ____/__/____   _____%
Address ____________________ City ______________ State ______ Zip __________
Contingent _______________________ Relationship to Owner ___________________
Soc. Sec. No./TIN ____-____-____ Birthdate ____/__/____   _____%
Address ____________________ City ______________ State ______ Zip __________
-------------------------------------------------------------------------------
5.      Tax Qualified Plan Type:

// Yes   // No  (Check one - If Yes, complete the following)
// Traditional IRA  // ROTH IRA  // SEP-IRA  // Employer  // Other ________
// IRA Rollover  // IRA Transfer   // Contribution $ _____ Contribution Year __
-------------------------------------------------------------------------------
6.      Purchase Payment

Initial Purchase Payment $______________________
(Includes contribution amount plus any rollover/transfer/exchange amount)
-------------------------------------------------------------------------------
7.      Special Instructions

______________________________________________________________________________
______________________________________________________________________________
-------------------------------------------------------------------------------
8.      Replacement Information

Do you have any existing annuity or life insurance contracts? // Yes // No Will this annuity replace or change any existing annuity or life insurance? // Yes // No (If Yes, complete the following.)

Company _____________________________________ Policy No. _____________________
-------------------------------------------------------------------------------
9.      Signature(s)  Owner(s) Signature(s) Required

I have read the above statements and represent that they are complete and true to the best of my knowledge and belief. I have read the applicable fraud warning for my state on the reverse side. I understand that withdrawals made prior to the end of a guarantee period for the MVA fixed account may be subject to a Market Value Adjustment (MVA) which may be positive or negative.

Under penalties of perjury, I certify that: (1) The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to back up withholding as a result of a failure to report all interest or dividends, or (c) the (IRS) has notified me that I am no longer subject to backup withholding, (3) I am a U.S. person (including U.S. resident alien). The Internal Revenue Service does not require your consent to any provisions of this document other than the certification required to avoid backup withholding.

Signed at ___________________________________ Date ____/___/____
                City            State
Owner(s) Signature(s) ____________________ Owner(s) Signature(s)______________
-------------------------------------------------------------------------------
10.     Agent Use Only

To the best of my knowledge the insured has an existing annuity or life insurance contract. // Yes // No
Do you have any reason to beleive that the annuity applied for is to replace or change any existing annuity or life insurance // Yes // No

Agent Name (Please Print) _________________ Phone No. (  ) __-____
Agent Signature ______________________ Soc. Sec. No./Agent No. _______________
E-Mail Address __________@_________  FAX No. (  ) ___-____
FL License No. _______________________ Institution _______________________
// Program A        // Program B

------------------------------------------------------------------------------
                             IMPORTANT INFORMATION

For applicants in Arizona: Upon you written request we will provide you, within a reasonable period of time, reasonable factual information concerning the benefits and provisions of the annuity contract to you. If for any reason you are not satisfied with the contract, you may return it within 20 days after it is delivered and receive a full refund of the monies paid.

For applicants in Arkansas, Kentucky, Maine, New Mexico, Ohio, and Pennsylvania:
Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information or conceals, for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.

For applicants in Colorado: It is unlawful to knowingly provide false, incomplete, or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance, and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete, or misleading facts or information to a policy holder or claimant for the purpose of defrauding or attempting to defraud the policy holder or claimant with regard to a settlement or award payable from insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory Agencies.

For applicants in the District of Columbia and Tennessee: Warning: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fined. In addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant.

For applicants in Florida: Any person who knowingly and with intent to injure, defraud, or deceive any insurer files a statement of claim or an application containing any false, incomplete, or misleading information is guilty of a felony of the third degree.

For applicants in Georgia: Any person who knowingly and with intent to injure, defraud, or deceive any insurer files a statement of claim, or an application containing any false, incomplete or misleading information may be guilty of a felony of the third degree.

For applicants in Louisiana and Oregon: Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

For applicants in New Jersey: Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.

For applicants in New Mexico: Any person who knowingly presents a false for fraudulent claim for payment of a loss or benefit or knowingly presents false information in a application for insurance is guilty of a crime and may be subject to civil fines and criminal penalties.

For applicants in Pennsylvania: Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information or conceals, for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.

For applicants in Texas: Any person who, with intent to defraud or knowing that he/she is facilitating a fraud against an insurer, subjects an application or files a claim containing a false or deceptive statement, commits insurance fraud, which is a crime and subjects the person to civil and criminal penalties.